                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


[X]  Filed by Registrant.
[ ]  Filed by Party other than the Registrant

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           GOTHIC ENERGY CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                 NOT APPLICABLE
      (Name of Person(s) Filing Proxy Statement if other than Registrant)


Payment of Filing Fee (check the appropriate box):
[X]  No fee required.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     ___________________________________________________________________________
     2)  Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________
     4)  Proposed maximum aggregate value of transaction:
     5)  Total Fee Paid:
     ______________________________________________________________
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the Fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     ___________________________________________________________________________
     2)  Form, Schedule or Registration Statement Number:

     ___________________________________________________________________________
     3)  Filing Party:

     ___________________________________________________________________________
     4)  Date Filed:

     ___________________________________________________________________________

                         CONSENT SOLICITATION STATEMENT

                           GOTHIC ENERGY CORPORATION
                      5727 SOUTH LEWIS AVENUE - SUITE 700
                             TULSA, OKLAHOMA  74105


     This Consent Solicitation Statement, and the enclosed form of Consent, are being furnished to the holders of the 7 1/2% Cumulative Convertible Preferred Stock, $.05 par value (the "Preferred Stock") of Gothic Energy Corporation, an Oklahoma corporation (the "Company"), in connection with a solicitation of consents by the Board of Directors of the Company to a proposal (the "Proposal") to amend the Purchase Agreement dated December 20, 1995, as amended by Amendment No. 1 dated January 10, 1996 (the "Purchase Agreement"), among the Company and Epoch Capital Corporation, a corporation organized under the laws of British Columbia, Canada, and Quest Capital Corporation, a corporation organized under the laws of British Columbia, Canada, to delete the restrictive covenant contained in Section 3C(viii) thereof. The Proposal is further described herein.

     The period for solicitation of consents will terminate at 4:30PM, New York City time, on Monday, August 11, 1997 (unless extended) and all consents must be submitted by such time in order to be taken into account. All holders of record of Preferred Stock of the Company at the closing of business on July 22, 1997 (the "Record Date") are entitled to receive this Consent Solicitation Statement and to consent, withhold consent or abstain with regard to the Proposal. As of July 22, 1997, the Company had 4,340 shares of Preferred Stock outstanding, each of which is entitled to one (1) vote on the Proposal. There were, as of the Record Date, fifteen (15) holders of record of the Preferred Stock.
Stockholders are urged to review this Consent Solicitation Statement in its entirety.

     The consent of stockholders holding a majority of the shares of Preferred Stock outstanding as of the closing of business on July 22, 1997 is required for the approval of the Proposal. Consents will be tabulated by one or more representatives of the Company. Affiliates of Directors of the Company and other holders of 2,590 shares of Preferred Stock have advised the Company that they intend to consent to approve the Proposal, and, as a result, approval of the Proposal will be assured. See "Stock Ownership Information."

     This Solicitation of consents is being made by the Company and the Company will bear the cost of the solicitation. Consents may be solicited in person or by telephone by Directors, officers and regular employees of the Company without additional compensation.

     An executed consent may be revoked at any time by written revocation thereof executed and delivered to the Company, at the office of the Secretary, Gothic Energy Corporation, 5727 South Lewis Avenue, Suite 700, Tulsa, Oklahoma 74105, prior to 4:30PM, New York City time, on August 11, 1997. A revocation may be in any written form (including a substitute Consent Form providing for consent to be withheld), provided that it clearly states that the previously delivered consent is no longer effective. This Consent Solicitation Statement, and the enclosed Form of Consent, are being mailed to stockholders on or about July _____, 1997.


                    PROPOSAL TO AMEND THE PURCHASE AGREEMENT

        The Purchase Agreement, pursuant to which the Preferred Stock was issued, contains, in Section 3C(viii) thereof, the following:

     So long as at least 2,645 shares of Preferred [Stock] remain outstanding the Company shall not:

                                     * * *

     (viii) issue additional indebtedness which would result in the aggregate indebtedness of the Company outstanding in an amount greater than 75% of the future net revenues, discounted at 10%, of the Company's proven oil and gas reserves.

     The Board of Directors of the Company is soliciting the consents of the holders of Preferred Stock to delete this restrictive covenant. If the Proposal is adopted, the Company's borrowings will no longer be restricted by the covenant.

     The Purchase Agreement was entered into by the Company with Epoch Capital Corporation and Quest Capital Corporation on December 20, 1995. Accordingly, the present holders of Preferred Stock were not parties to the Purchase Agreement as executed and thereby, although not free from doubt, the current holders of the Preferred Stock may be entitled to the benefits afford by the foregoing restriction.

     The Company is currently engaged in negotiations which it believes will result in it entering into a transaction to borrow from institutional and other investors the sum of $100 million, to be represented by the Company's Senior Notes (the "Notes"), the proceeds of which will be used to pay the purchase price of approximately $27.5 million for certain oil and gas producing properties located in Oklahoma and New Mexico, all balances, estimated at $48 million, to be due under the Company's credit facility with a bank (the "Credit Facility"), repay other indebtedness of approximately $4.5 million and apply approximately $15.7 million to future acquisitions and development of producing properties and working capital. The terms of the Notes are expected to include an interest rate of approximately 10% per annum, mature ten (10) years after issuance, subject to certain optional redemption provisions commencing five (5) years after issuance and be the unsecured obligations of the Company ranking senior to other permitted indebtedness of the Company other than indebtedness under the Credit Facility. The Notes will rank senior to the Preferred Stock in the event of the liquidation of the Company. It is expected the Credit Facility will be amended at the closing of the issuance of the Notes and that up to $30 million initially will be available to be borrowed under the Credit Facility. The Credit Facility is, and is expected to continue to be, secured by all or substantially all of the assets of the Company. Although there are no agreements with or commitments from the bank, the Company expects that it will seek to increase the amount borrowed under the Credit Facility as additional oil and gas reserves are acquired.

     As a consequence of the foregoing borrowings, the Company may be in violation of the covenant described above. On a pro forma basis reflecting the issuance of the Notes and the application of the estimated net proceeds therefrom, including the acquisition of the oil and gas producing properties (but without any borrowings under the Credit Facility), it is estimated that the Company's aggregate indebtedness would be approximately 85.4% of the future net revenues, discounted at 10%, of the Company's proven oil and gas reserves.

     The Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders to adopt the Proposal. Adoption of the Proposal will avoid any issue as to what, if any, rights the holders of shares of Preferred Stock have under the Purchase Agreement in the event of consummation of the transaction resulting in the issuance of the Notes. If the Proposal is not adopted, the Company may be unable to proceed with the issuance of the Notes.

     Under the Purchase Agreement as executed and subsequently amended, an aggregate of 5,540 shares of Preferred Stock were issued in January 1995. Subsequently, through conversions into Common Stock of the Company, the number of shares of Preferred Stock outstanding was reduced to 4,340 shares.


  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS CONSENT IN FAVOR OF THE
                                   PROPOSAL.

                          STOCK OWNERSHIP INFORMATION

     SET FORTH BELOW IS INFORMATION CONCERNING THE PREFERRED STOCK OWNERSHIP OF ALL PERSONS KNOWN BY THE COMPANY WHO OWN BENEFICIALLY 5% OR MORE OF THE COMPANY'S PREFERRED STOCK, AND THE PREFERRED STOCK OWNERSHIP OF EACH DIRECTOR OF THE COMPANY, AND ALL DIRECTORS AND OFFICERS OF THE COMPANY AS A GROUP, AS OF JULY 22, 1997. AS OF JULY 22, 1997, THE COMPANY HAD 4,340 SHARES OF PREFERRED STOCK OUTSTANDING.


 NAME AND ADDRESS OF BENEFICIAL HOLDER,
         IDENTITY OF GROUP/(1)/                AMOUNT      PERCENT OF CLASS
---------------------------------------      ------      ----------------
Clarion Capital Corporation                   500/(1)/           11.5%
Ohio Savings Plaza - Suite 510
1801 East Ninth Street
Cleveland, Ohio  44114

Benitz & Partners, Ltd.                       800                18.4%
16 Saville Road - 3rd Floor
London, England  W1X 1AE

Dundee Bancorp Inc.                           540                12.4%
Scotia Plaza - 55th Floor
409 King Street West
Toronto, Ontario, Canada  M5H 4AP

Choi & Choi HK LTD.                           550                12.7%
16 Saville Road - 3rd Floor
London, England  W1X 1AE

All officers and Directors as a group         500/(1)/           11.5%
   (4 persons)

-------------------------

/(1)/ Includes 500 shares held by Clarion Capital Corp., of which Mr. Morton A.
      Cohen, a Director of the Company, is an officer and director and principal shareholder.

         SUBMISSION OF STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING


     Any proposals which stockholders intend to present for a vote of stockholders at the Company 1998 Annual Meeting, and which such stockholders desire to have included in the Company's Proxy Statement and form of Proxy relating to that Meeting, must be sent to the Company's executive office and received by the Company not later than December 14, 1997.


                             By Order of the Board of Directors

                             John Rainwater, Secretary



Dated:  July _____, 1997

                           GOTHIC ENERGY CORPORATION

                                  CONSENT FORM
                        CONSENT TO PROPOSED AMENDMENT TO
                       PREFERRED STOCK PURCHASE AGREEMENT
        SOLICITED BY THE BOARD OF DIRECTORS OF GOTHIC ENERGY CORPORATION

     The undersigned hereby consents, withholds consent or abstains, as specified hereon, to the amendment of the Preferred Stock Purchase Agreement dated December 20, 1995, as amended by amendment dated January 10, 1996 to delete the restrictive covenant contained in Section 3C(viii) thereof.

     Please be certain to indicate hereon whether you wish to consent, withhold consent or abstain. If this form is executed but no choice is indicated, you will be deemed to have consented.

     The Consent Solicitation Statement contains important information regarding the Proposal for which your consent is being solicited. Prior to executing this Consent, you are urged to read a copy of the Consent Solicitation Statement.


        [ ] Consent          [ ]  Withhold Consent          [ ]  Abstain



Dated: _______________, 1997     __________________________________________
                                 Signature


                                 __________________________________________
                                 Signature

                                 Please sign your name exactly as it appears hereon. If signing for estates, trusts, corporation or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign. PLEASE SIGN, DATE AND RETURN THIS CONSENT USING THE ENCLOSED ENVELOPE.